Exhibit 10.5

ASSIGNMENT

OF

LOAN DOCUMENTS

This Assignment of Loan Documents (“Assignment”) is made effective as of June 15, 2018, by and among BASIL AND BARNS CAPITAL INC., a New York limited liability company (DOS ID No. 4889176) with principal offices located at 150 East 52nd Street, New York, NY 10022 (“Assignor”) and Alternative Strategy Partners Pte. Ltd., a Singapore corporation with principal offices located at 10 Collyer Quay Level 40 #40-53, Ocean Financial Centre, Singapore 049315 (“Assignee”).

Recitals

A.

 On January 31, 2017, the Assignor entered into a six-month 8% loan agreement with Basil and Barns Capital Inc. in the amount $50,000 with Alternative Investment Corporation, (“AICO”), a Nevada corporation, with principal offices located at 150 East 52nd Street, Suite 1102, New York, NY 10022. AICO has been trying to cure the default under this note. As of March 31, 2018, this note had an accrued interest $4,647.

B.

The Assignor has agreed to sell, assign and transfer to Assignee, and Assignee has agreed to purchase, and accept, all of such Assignor’s right, title and interest in and to certain indebtedness of AICO, held by Assignor, including (i) the promissory notes made by AICO (as the same may have been amended, restated, supplemented and modified from time to time, the “Notes”) payable to the Assignor to evidence the loan advanced to AICO.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.

For good and valuable consideration, the receipt of which is hereby acknowledged, each Assignor hereby sells, transfers and assigns to Assignee all of such Assignor’s right, title and interest forever, free and clear of all mortgages or liens, charges or encumbrances, in and under the Notes and related loan agreements (collectively “Notes”), and such Assignor hereby delegates, transfers and conveys to Assignee and its assigns all of such Assignor’s rights, duties and obligations arising thereunder on or after the date hereof.

2.

 For good and valuable consideration, the receipt of which is hereby acknowledged, Assignee hereby agrees, for itself and its assigns, to accept the assignment and delegation to it by each Assignor of such Assignor’s right, title and interest in and such Assignor’s duties and obligations under the Notes to which such Assignor is a party or beneficiary first arising thereunder on or after the date hereof.

3.

 Assignor hereby appoints Assignee the true and lawful attorney of such Assignor with full power of substitution in the name of Assignee or in the name of such Assignor but for the benefit and at the expense of Assignee to take all actions which Assignee may deem proper in order to provide for Assignee the benefits under the Notes.

4.

 This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. For the avoidance of doubt, Assignee may further assign this Assignment, and all rights hereunder, to any affiliate to whom it assigns the Notes without the prior consent of either Assignor or AICO and following any such assignment Assignee shall be released from any liability in connection with this Assignment.

5.

This Assignment is executed pursuant to this Loan Agreement. This Assignment may be simultaneously executed in several counterparts, and via facsimile (or other means of electronic transmission), each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment on the dates set forth below, and it shall be effective as of the later of such dates.

Date: June 15, 2018

ASSIGNOR: BASIL AND BARNS CAPITAL INC.

By: /s/Yuhi Hoiguchi

Name: Yuhi Hoiguchi

Title: Sole Shareholder/Director

ASIGNEE:

ALTERNATIVE STRATEGY PARTNERS PTE. LTD.

By: /s/Yuhi Hoiguchi

Name: Yuhi Hoiguchi

Title: Managing Director